Exhibit 99.3

[NPB letterhead]

SUBSCRIPTION RIGHTS TO PURCHASE SHARES CONSISTING OF

SHARES OF COMMON STOCK AND WARRANTS

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

OF NEW PEOPLES BANKSHARES, INC.

March     , 2012

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by New Peoples Bankshares, Inc. (the “Company”) of Shares (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Recordholders”) of shares of Company common stock, par value $2.00 per share (the “Common Stock”), at 5:00 p.m., Eastern time, on                     , 2012 (the “Record Date”). The Rights Offering is part of an offering (the “Offering”) by the Company of up to 16,666,667 shares of the Common Stock (the “Shares”) as described in the offering prospectus dated                     , 2012 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of                     Shares to Recordholders, as described in the Prospectus. A warrant to purchase one (1) share of Common Stock for every five (5) Shares purchased in the Offering is included in this Rights Offering.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on                     , 2012, unless extended (as it may be extended, the “Rights Expiration Date”).

As described in the accompanying Prospectus, each beneficial owner of shares registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern time, on the Record Date. Each Right will allow the holder to subscribe for 1.665 Shares (the “Basic Subscription Right”) at the cash price of $1.50 per Share (the “Subscription Price”). For every five (5) Shares you purchase, you also will receive a warrant to purchase in the future another share of common stock at an exercise price of $1.75. For example, if you owned 100 Shares of Common Stock as of 5:00 p.m., Eastern time, on the Record Date, you would receive Rights to purchase 166 Shares. If you purchased all 166 Shares in this Rights Offering, you also would receive warrants for 33 additional shares in the future, all for the Subscription Price.

If a holder purchases all of the Shares available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any Shares that are not purchased by our shareholders through the exercise of their Basic Subscription Right (the “Unsubscribed Shares”), subject to certain other limitations, availability and the allocation process described in the Prospectus. If over-subscription requests exceed the number of Shares available, we will allocate the available Shares among the shareholders exercising the Over-Subscription Privilege by multiplying the number of Shares requested by each subscriber through the exercise of their Over-Subscription Privilege by a fraction that equals (x) the number of Shares available to be purchased through Over-Subscription Privileges divided by (y) the total number of Shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

Each Recordholder will be required to submit payment in full for all the Shares it wishes to buy with its Basic Subscription Rights and Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of Shares it purchases pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Shares available to the Recordholder, assuming that no shareholders other than such Recordholder purchase any Shares pursuant to their Basic Subscription Right. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole Share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that each Recordholder actually will be entitled to purchase the number of Shares issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Shares are available following the exercise of subscription rights under the Basic Subscription Rights.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Rights Expiration Date, and the Recordholder’s excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege.

The Rights Offering will end on June 15, 2012 unless extended by us (but not later than August 15, 2012) and in the event that the Company does not receive total subscriptions in the Offering (including subscriptions exercising Basic Subscription Rights and Over-Subscription Privileges and subscriptions received in the public offering) by September 15, 2012 (or such later date to which the Offering may be extended, but not beyond December 31, 2012), the Offering will not close and each subscriber will receive a refund of the subscriber’s subscription payment without interest and no Shares will be issued in the Offering. In the event sufficient total subscriptions are received in the Rights Offering and public offering by September 15, 2012 (or by such later date to which we extend the Offering) for at least the Minimum Offering Amount, the Shares subscribed for in the Offering, including pursuant to the exercise of the Rights, will be issued in one or more closings as directed by the Company after the Minimum Offering Amount has been reached. We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

3.	Beneficial Owner Election Form;

4.	Nominee Holder Certification;

5.	Notice of Tax Information; and

6.	A return envelope addressed to Registrar and Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed Beneficial Owner Election Forms, with payment of the Subscription Price in full for each Share subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Beneficial Owner Election Forms with payment of the

Subscription Price, including final clearance of any personal checks, prior to the Rights Expiration Date. A Recordholder cannot revoke the exercise of its Rights. Rights not exercised prior to the Rights Expiration Date will expire. Payments should be made in U.S. Dollars and: (1) by personal check drawn on a U.S. Bank; (2) a bank check drawn on New Peoples Bank, Inc., and in either case payable to Registrar and Transfer Company – New Peoples Escrow; or by wire; For the Benefit of Registrar and Transfer Company as Rights Offering Agent for Various Holders, Account No. 276-053-5977. TD Bank, 6000 Atrium Way, Mount Laurel, NJ 08054, ABA No. 031-201-360.

Additional copies of the enclosed materials may be obtained by contacting Registrar and Transfer Company at 800-368-5948 or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the rights offering should be directed to Registrar and Transfer Company.

Very truly yours,

New Peoples Bankshares, Inc.

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF NEW PEOPLES BANKSHARES., INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.